                                                     EXHIBIT 4(a)

        ----GOLDEN                             SINGLE PREMIUM
     -------AMERICAN                           DEFERRED MODIFIED
   ---------LIFE INSURANCE                     GUARANTEED ANNUITY
       -----COMPANY                            CONTRACT


Golden American is a stock company domiciled in Delaware.
------------------------------------------------------------------------------
|----------------------------------------------------------------------------|
|Annuitant                 Owner                                             |
|[THOMAS J. DOE]           [JOHN Q. DOE]                                     |
|----------------------------------------------------------------------------|
|Single Premium Paid       Annuity Option          Annuity Commencement Date |
|[$10,000]                 [LIFE 10-YEAR CERTAIN]  [JANUARY 1, 2026]         |
|----------------------------------------------------------------------------|
|Separate Account(s)                              Certificate Number         |
|[FIXED ACCOUNT]                                  [123456]                   |
|----------------------------------------------------------------------------|

This is a legal Contract between its Owner and us. Please read it carefully. In this Contract you or your refers to the Owner shown above. We, our or us refers to Golden American Life Insurance
Company.

If this Contract is in force, we will make income payments to you starting on the Annuity Commencement Date. If the Owner dies prior to the Annuity Commencement Date, we will pay a death benefit to the Beneficiary. The amount of such benefits is subject to the terms of this Contract.

RIGHT TO EXAMINE THIS CONTRACT: YOU MAY RETURN THIS CONTRACT TO US OR THE AGENT THROUGH WHOM YOU PURCHASED IT WITHIN 10 DAYS AFTER YOU
RECEIVE IT. IF SO RETURNED, WE WILL TREAT THE CONTRACT AS THOUGH IT WERE NEVER ISSUED. UPON RECEIPT WE WILL PROMPTLY REFUND THE
ACCUMULATION VALUE, ADJUSTED FOR ANY MARKET VALUE ADJUSTMENT.


ALL PAYMENTS AND VALUES PLACED IN THE FIXED ACCOUNT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, THE OPERATION OF WHICH MAY CAUSE SUCH
PAYMENTS AND VALUES TO INCREASE OR DECREASE.










Signed for Golden American Life Insurance Company on the Contract Date.





Customer Service Center       Secretary: /s/ Myles R. Tashman
1475 Dunwoody Drive                     ---------------------
West Chester, PA  19380       President:/s/ Barnett Chernow
                    ---------------------
------------------------------------------------------------------------------
SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT
Annuity benefit payable at Commencement Date.  Death benefit payable in event of the Owner's death prior to Commencement Date. Benefits guaranteed if the Contract is held for a period equal to the current
Guarantee Period.  The Cash Surrender Values are based on a separate account Market Value Adjustment formula if the annuity is held for a shorter period.  CASH SURRENDER VALUES MAY INCREASE OR DECREASE BASED
ON THE MARKET VALUE ADJUSTMENT FORMULA.   Nonparticipating.




GA-IA-1070                                                     6/00

                           CONTRACT CONTENTS
------------------------------------------------------------------------------

THE SCHEDULE......................3   YOUR CERTIFICATE BENEFITS......10

  Charges and Fees................3   Cash Surrender Value Benefit
  Income Plan Factors.............3A  Partial Withdrawal Option
                                      Proceeds Payable to the
IMPORTANT TERMS...................4   Beneficiary
                                      Exemption of Benefits
INTRODUCTION TO THIS CERTIFICATE..6
                                      CHOOSING AN INCOME PLAN........12
  The Certificate
  The Owner                           Annuity Benefits
  The Annuitant                       Annuity Commencement Date Selection
  The Beneficiary
  Change of Owner or Beneficiary      Frequency Selection
                                      The Income Plan
HOW WE MEASURE THE CERTIFICATE'S      The Annuity Options
ACCUMULATION VALUE................8   Payment When Named Person Dies

  Single Premium Payment              OTHER IMPORTANT INFORMATION....14
  Accumulation Value
  Fixed Account                       Entire Contract
  Guarantee Periods                   Sending Notice to Us
  Market Value Adjustments            Reports to Owner
                                      Assignment - Using this Certificate as
                                        Collateral Security
                                      Changing this Certificate
                                      Certificate Changes-Applicable Tax Law
                                      Misstatement of Age or Sex
                                      Non-Participating
                                      Payments We May Defer
                                      Authority to Make Agreements
                                      Required Note on Our Computations

Copies of any additional riders and endorsements are at the back of this Certificate.


     THE SCHEDULE

       The Schedule gives specific facts about this Contract and its coverage. Please refer to the Schedule while reading this Contract.




















GA-IA-1070                        2                            6/00

                             THE SCHEDULE
                           CHARGES AND FEES
------------------------------------------------------------------------------

|----------------------------------------------------------------------------|
|Annuitant                Owner                    Joint Owner               |
|[THOMAS J. DOE]          [JOHN Q. DOE]            [JANE P. DOE]             |
|----------------------------------------------------------------------------|
|Annuitant's Issue Age    Annuitant's Sex          Owner's Issue Age         |
|[55]                     [MALE]                   [35]                      |
|----------------------------------------------------------------------------|
|Single Premium Paid      Annuity Option           Annuity Commencement Date |
|[$10,000]                [LIFE 10-YEAR CERTAIN]   [JANUARY 1, 2026]         |
|----------------------------------------------------------------------------|
|Certificate Date         Issue Date               Residence State           |
|[JANUARY 1, 1996]        [JANUARY 1, 1996]        [DELAWARE]                |
|----------------------------------------------------------------------------|
|Initial Guarantee Period Initial Guaranteed       Certificate Number        |
|[10 YEARS]               Interest Rate            [123456]                  |
|                         [6.0%]                                             |
|----------------------------------------------------------------------------|
|Separate Account(s)                                                         |
|[FIXED ACCOUNT]                                                             |
|----------------------------------------------------------------------------|


Surrender Charges
The Surrender Charge is imposed if the Contract is surrendered or an excess Partial Withdrawal is taken at any time other than the 30 days immediately preceding the Maturity Date of a Guarantee Period. The Surrender Charge is calculated as a percentage of the Accumulation Value withdrawn or surrendered, adjusted by the Market Value Adjustment. Surrender Charges vary according to the duration of the Guarantee Period. The Surrender Charges are 8% in the first year, then decrease by 1% per year thereafter until the end of the Guarantee Period as shown in the following schedule:

YEAR IN
GUARANTEE PERIOD    1    2    3    4    5    6    7    8    9    10
--------------------------------------------------------------------
    %              8.0  7.0  6.0  5.0  4.0  3.0  2.0  1.0  0.0   0.0

Surrender Charges restart at the beginning of each Guarantee Period for the life of the Contract. We currently offer Guarantee Periods of [1,3, 5, 6, 7, 8, 9, and 10] year(s).

Premium Taxes
We deduct the amount of any Premium or other state and local taxes levied by any state or governmental entity when such taxes are incurred.

We reserve the right to defer collection of Premium Taxes until surrender or until the application of Accumulation Value to an Annuity Option. An excess Partial Withdrawal will result in the deduction of any Premium Tax then due us on such amount. No interest will be credited on Premium Tax deducted. We reserve the right to change the amount we charge for Premium Tax charges to conform with changes in the law or if the Owner changes state of residence.


















GA-IA-1070                        3                            6/00

                             THE SCHEDULE
                          INCOME PLAN FACTORS
------------------------------------------------------------------------------
|----------------------------------------------------------------------------|
|Annuitant                 Owner                                             |
|[THOMAS J. DOE]           [JOHN Q. DOE]                                     |
|----------------------------------------------------------------------------|
|Single Premium Paid       Annuity Option          Annuity Commencement Date |
|[$10,000]                 [LIFE 10-YEAR CERTAIN]  [JANUARY 1, 2026]         |
|----------------------------------------------------------------------------|
|Separate Account(s)                              Certificate Number         |
|[FIXED ACCOUNT]                                  [123456]                   |
|----------------------------------------------------------------------------|

Minimum Monthly Annuity Income Payment:  $[20].

Values for other payment periods, ages or joint life combinations are available on request. Monthly payments are shown for each $1,000 applied with payments starting one month after proceeds have been applied to the payment plan.

                  TABLE FOR INCOME FOR A FIXED PERIOD

Fixed Period   Monthly   Fixed Period   Monthly   Fixed Period  Monthly
 of Years       Income     of Years     Income     of Years     Income


   [5           17.95        14          7.28         23         5.00
   6            15.18        15          6.89         24         4.85
   7            13.20        16          6.54         25         4.72
   8            11.71        17          6.24         26         4.60
   9            10.56        18          5.98         27         4.49
   10            9.64        19          5.74         28         4.38
   11            8.88        20          5.53         29         4.28
   12            8.26        21          5.33         30         4.19]
   13            7.73        22          5.16



                       TABLE FOR INCOME FOR LIFE

                Male/Female         Male/Female         Male/Female
  Age        10 Years Certain    20 Years Certain      Refund Certain





  [50            $4.06/3.83          $3.96/3.77          $3.93/3.75
  55              4.43/4.14           4.25/4.05           4.25/4.03
  60              4.90/4.56           4.57/4.37           4.66/4.40
  65              5.51/5.10           4.90/4.73           5.12/4.83
  70              6.26/5.81           5.18/5.07           5.76/5.42
  75              7.11/6.70           5.38/5.33           6.58/6.19
  80              7.99/7.70           5.48/5.46           7.69/7.21
  85              8.72/8.59           5.52/5.51           8.72/8.59
  90              9.23/9.18           5.53/5.53         10.63/10.53]








GA-IA-1070                        3A                           6/00

                            IMPORTANT TERMS
----------------------------------------------------------------------------

ACCUMULATION VALUE - The Accumulation Value equals the Single Premium Paid less Partial Withdrawals and any Premium Taxes accumulated with interest. Interest is calculated from the Contract Date.

ANNUITANT - The person designated by the Owner to be the measuring life in determining Annuity Payments.

ANNUITY COMMENCEMENT DATE - For each Contract, the date on which
Annuity Payments begin.

ANNUITY OPTIONS - Options the Owner selects that determine the form and amount of annuity payments.

ANNUITY PAYMENT - The periodic payment an Owner receives. It may be either a fixed or a variable amount based on the Annuity Option chosen.

BENEFICIARY - The person designated to receive benefits in the case of the death of the Owner.

CASH SURRENDER VALUE - The amount the Owner receives upon surrender of the Contract.

CONTINGENT ANNUITANT - The person designated by the Owner who, upon the Annuitant's death prior to the Annuity Commencement Date, becomes the Annuitant.

CONTRACT ANNIVERSARY - The anniversary of the Contract Date.

CONTRACT DATE - The date we received the Premium and upon which we begin determining the Contract values. It may not be the same as the Contract Issue Date. The Contract Date is the date used to determine Contract months, processing dates, years, and anniversaries.

CONTRACT ISSUE DATE - The date the Contract is issued at our Customer Service Center.

CONTRACT YEAR - The period between Contract Anniversaries.

GUARANTEE PERIOD - The period of years a rate of interest is guaranteed to be credited to the Accumulation Value.

GUARANTEED INTEREST RATE - The effective annual interest rate which we will credit for a specified Guarantee Period.

ISSUE AGE - The Annuitant's or Owner's age on the last birthday on or before the Contract Date.

MARKET VALUE ADJUSTMENT - A positive or negative adjustment. It may apply if all or part of the Cash Surrender Value is withdrawn prior to the Maturity Date of the Guarantee Period.

MATURITY DATE - The date on which a Guarantee Period matures. The Maturity Date is the last day of the last Contract Year in the Guarantee Period.

NONPARTICIPATING - This Contract will not pay dividends. It will not participate in any of our surplus or earnings.











GA-IA-1070                        4                            6/00

----------------------------------------------------------------------------

OWNER - The person (persons if there is a joint Owner, or entity if the Owner is not an individual) who owns the Contract and is entitled to exercise all rights of the Contract. This person's death also initiates payment of the death benefit.

PREMIUM - The payment amount required to put each Contract in effect.

PREMIUM TAX - Premium Tax means any tax or fee imposed or levied by any federal or state government, or political subdivision thereof, on the Premium of this Contract.


















































GA-IA-1070                        5                            6/00

                     INTRODUCTION TO THIS CONTRACT
----------------------------------------------------------------------------

THE CONTRACT

This is a legal Contract between you and us. We provide benefits as stated in this Contract. In return, you supply us with the Single Premium Payment required to put this Contract in effect.

This Contract, together with any riders or endorsements, constitutes the entire Contract. Riders and endorsements add provisions or change the terms of the basic Contract.

THE OWNER

You are the Owner of this Contract. You are also the Annuitant unless another Annuitant has been named by you and is shown in the Schedule. You have the rights and options described in this Contract, including but not limited to the right to receive the Annuity Benefits on the Annuity Commencement Date.

One or more people may own this Contract. In the case of a sole Owner who dies prior to the Annuity Commencement Date, we will pay the Beneficiary the death benefit then due. If the sole Owner is not an individual, we will treat the Annuitant as Owner for the purpose of determining when the Owner dies under the death benefit provision (if there is no Contingent Annuitant), and the Annuitant's age will determine the applicable death benefit payable to the Beneficiary. The sole Owner's estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Owner. In the case of a joint Owner of the Contract dying prior to the Annuity Commencement Date, the surviving Owner(s) will be deemed as the Beneficiary(ies).

THE ANNUITANT

The Annuitant is the measuring life of the Annuity Benefits provided under this Contract. You may name a Contingent Annuitant. The
Annuitant may not be changed during the Annuitant's lifetime.

If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. You will be the Contingent Annuitant unless you name someone else. The Annuitant must be a natural person. If the Annuitant dies and no Contingent Annuitant has been named, we will allow you sixty days to designate someone other than yourself as an Annuitant. If all Owners are not individuals and, through the operation of this provision, an Owner becomes Annuitant, we will pay the death proceeds to the Beneficiary. If there are joint Owners, we will treat the youngest of the Owners as the Contingent Annuitant designated, unless you elect otherwise.


THE BENEFICIARY

The Beneficiary is the person to whom we pay death proceeds if any Owner dies prior to the Annuity Commencement Date. See Proceeds Payable to the Beneficiary for more information. We pay death proceeds to the primary Beneficiary (unless there are joint Owners in which case the death benefit proceeds are payable to the surviving Owner). If the primary Beneficiary dies before the Owner, the death proceeds are paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the death proceeds to the Owner's estate.

Unless otherwise provided, benefits will be paid as though the Beneficiary died before the Owner if:

(1)  the Beneficiary dies at the same time as the Owner; or
(2)  within 24 hours of the Owner's death.








GA-IA-1070                        6                            6/00

----------------------------------------------------------------------------

One or more persons may be named as primary Beneficiary or contingent Beneficiary. In the case of more than one Beneficiary, we will assume any death proceeds are to be paid in equal shares to the surviving Beneficiaries. You can specify other than equal shares.

You have the right to change Beneficiaries, unless you designate the primary Beneficiary irrevocable. When an irrevocable Beneficiary has been designated, you and the irrevocable Beneficiary may have to act together to exercise the rights and options under this Contract.

CHANGE OF OWNER OR BENEFICIARY

During your lifetime and while this Contract is in effect you can transfer ownership of this Contract or change the Beneficiary. To make any of these changes, you must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center. See Proceeds Payable to Beneficiary.










































GA-IA-1070                        7                            6/00

HOW WE MEASURE THE CONTRACT'S ACCUMULATION VALUE
----------------------------------------------------------------------------

SINGLE PREMIUM PAYMENT

The Single Premium Payment is required to put this Contract in effect. The amount of the Single Premium Payment is shown in the Schedule. If any check presented as payment of any part of the Premium for this Contract is not honored, this Contract will be void.

ACCUMULATION VALUE

The Accumulation Value equals the Single Premium Paid less any Partial Withdrawals and any Premium Taxes accumulated with interest. Interest is calculated from the Contract Date.

The rates of interest will be as we declare. The Initial Guaranteed Interest Rate will be credited each Contract Year during the Initial Guarantee Period. Guaranteed Interest Rates will be determined for subsequent Guarantee Periods at the beginning of that period and credited each Contract Year during the current Guarantee Period. Interest will be credited daily at a rate to yield the declared annual Guaranteed Interest Rate. The Initial Guaranteed Interest Rate and any Guaranteed Interest Rates declared for subsequent Guarantee Periods will not be less than 3%.

In case of a full or Partial Withdrawal, interest will be credited on the portion of the Accumulation Value surrendered up to the date the surrender is requested. Accumulation Values at any date within a Contract Year will be determined by us with allowance for the time elapsed in the Contract Year. No interest will be credited on any Premium Tax deducted.

FIXED ACCOUNT

The Fixed Account is a separate account under state insurance law and is not required to be registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Fixed Account includes your Single Premium Paid which we credit with fixed rates of interest for the Guarantee Period you select. We reset the interest rates for subsequent Guarantee Periods based on our sole discretion.

GUARANTEE PERIODS

The Initial Guarantee Period is selected by you from among the durations then being offered by the Company and is shown in The
Schedule on page 3. The length of the Initial Guarantee Period will determine the Initial Guaranteed Interest Rate.

Upon the expiry of a Guarantee Period, a subsequent Guarantee Period will begin. Each subsequent Guarantee Period will be the same length as the previous Guarantee Period, unless a) you elect a different duration from among those then being offered by the Company; or b) the new Guarantee Period would extend beyond the Annuity Commencement Date then in effect. If the period remaining from the expiry of the previous Guarantee Period to the Annuity Commencement Date is less than the period you have elected or the period expiring, the next shortest period then available that will not extend beyond the Annuity Commencement Date will be offered to you.

We will notify you prior to the Maturity Date of your options for renewal. In order to elect a different Guarantee Period, you must notify the Company in writing before the end of the 30-day period immediately preceding the Maturity Date of the current Guarantee Period. You may not select a Guarantee Period that would extend beyond the Annuity Commencement Date then in effect.

We reserve the right to offer Guarantee Periods of durations other than those available on the Contract Date. We also reserve the right to cease offering a particular Guarantee Period or Periods.






GA-IA-1070                         8                      6/00

----------------------------------------------------------------------------

MARKET VALUE ADJUSTMENTS

A Market Value Adjustment will be applied upon withdrawal or application to an Income Plan if made more than 30 days prior to the Maturity Date of the current Guarantee Period, except on free Partial Withdrawal amounts as described on page 10.

Market Value Adjustments will be applied as follows:

(a) The Market Value Adjustment will be applied to the amount withdrawn before deduction of any applicable Surrender Charge.
(b) For a Partial Withdrawal, the Market Value Adjustment will be calculated on the total amount that must be withdrawn, in order to provide the amount requested.

The Market Value Adjustment is determined by multiplying the amount of the Accumulation Value withdrawn by the following factor:

                         ((   1 +  I    ) N/365
                         ----------------------
                         ( 1  + J  + .0050))           -1

Where I is the Index Rate on the first day of the applicable Guarantee Period; J is the Index Rate for new Guarantee Periods equal to the number of years (fractional years rounded up to the next full year) remaining in the Guarantee Period at the time of the calculation; and N is the remaining number of days in the Guarantee Period at the time of calculation.

The Index Rate is the average of the Ask Yields for the U.S. Treasury Strips as reported by a national quoting service for the applicable maturity. The average is based on the period from the 22nd day of the calendar month two months prior to the calendar month of Index Rate determination to the 21st day of the calendar month immediately prior to the month of determination. The applicable maturity date for these U.S. Treasury Strips is on or next following the last day of the Guarantee Period. If the Ask Yields are no longer available, the Index Rate will be determined using a suitable replacement method.

We currently set the Index Rate once each calendar month. However, we reserve the right to set the Index Rate more frequently than monthly, but in no event will such Index Rate be based on a period less than 28 days.
























GA-IA-1070                        9                            6/00

                       YOUR CONTRACT'S BENEFITS
----------------------------------------------------------------------------

While this Contract is in effect, there are important rights and benefits that are available to you. We discuss these rights and benefits in this section.

CASH SURRENDER VALUE BENEFIT

Cash Surrender Value
The Cash Surrender Value, while the Annuitant is living and before the Annuity Commencement Date, is determined as follows:
  (1)  We take the Contract's Accumulation Value;
  (2)  We adjust for any applicable Market Value Adjustment;
  (3)  We deduct any Surrender Charges as shown on the Schedule Page;
  (4) We deduct any charges shown in the Schedule that have been incurred but not yet deducted, including any applicable Premium Tax.

BEGINNING ON THE THIRTIETH DAY IMMEDIATELY PRECEDING THE MATURITY DATE OF A GUARANTEE PERIOD THERE IS NO SURRENDER CHARGE OR MARKET VALUE ADJUSTMENT. A WRITTEN REQUEST BY YOU FOR SURRENDER OR TRANSFER TO ANOTHER GUARANTEE PERIOD MUST BE RECEIVED IN OUR CUSTOMER SERVICE CENTER BEFORE THE END OF SUCH 30-DAY PERIOD OF THE INITIAL OR SUBSEQUENT GUARANTEE PERIOD. SURRENDER CHARGES AND THE MARKET VALUE ADJUSTMENT APPLY TO EACH SUBSEQUENT GUARANTEE PERIOD. SURRENDER CHARGES FOR EACH SUBSEQUENT GUARANTEE PERIOD START AT 8% FOR THE FIRST YEAR, THEN DECREASE BY 1% PER YEAR BEGINNING IN YEAR 2 UNTIL THE MATURITY DATE OF THAT GUARANTEE PERIOD.

Canceling to Receive the Cash Surrender Value
At any time while the Annuitant is living and before the Annuity
Commencement Date, you may surrender this Contract to us. To do this, you must return this Contract with a signed request for cancellation to our Customer Service Center.

The Cash Surrender Value will vary daily.   We will determine the Cash
Surrender Value as of the date we receive the Contract and your signed request in our Customer Service Center. All benefits under this Contract will then end.

We will usually pay the Cash Surrender Value within seven days; but, we may delay payment as described in the Payments We May Defer provision.

PARTIAL WITHDRAWAL OPTION

You may make a Partial Withdrawal at any time by giving written notice to us.

The maximum amount that can be withdrawn each Contract Year without being considered an excess Partial Withdrawal is described below. We will collect a Surrender Charge and Market Value Adjustment for excess Partial Withdrawals and a charge for any unrecovered Premium Taxes. The minimum Partial Withdrawal amount is $100. After a Partial Withdrawal, the remaining Cash Surrender Value must be at least $1000 to keep the Contract in force.

The free withdrawal amount for a Contract Year is equal to 12 months of interest earned and not previously withdrawn in the prior 12 months.

Systematic Partial Withdrawals of interest may be elected to commence after 28 days from the Contract Issue Date and may be taken on a monthly, quarterly or annual basis. You select the day withdrawals will be made, but no later than the 28th date of the month. If you do not elect a day, the Contract Date will be used. The maximum withdrawal amount is equal to the interest earned for the prior month, quarter, or year (depending on the frequency selected).





GA-IA-1070                        10                           6/00

----------------------------------------------------------------------------

For any Contract Year in which the total amount withdrawn exceeds the free withdrawal amount, a Surrender Charge and Market Value Adjustment will apply to the excess Partial Withdrawal. If the Contract is surrendered, the Surrender Charge and Market Value Adjustment will apply to the total amount withdrawn in that Contract Year, including any Partial Withdrawals.

NO SURRENDER CHARGE OR MARKET VALUE ADJUSTMENT WILL APPLY TO PARTIAL WITHDRAWALS OR SURRENDERS DURING THE 30 DAYS IMMEDIATELY PRECEDING THE MATURITY DATE OF A GUARANTEE PERIOD.

PROCEEDS PAYABLE TO THE BENEFICIARY

Prior to the Annuity Commencement Date
If the sole Owner dies prior to the Annuity Commencement Date, we will pay the Beneficiary the death benefit. The death benefit is equal to the Accumulation Value as of the date of death. No Surrender Charge or Market Value Adjustment will be applied. If there are joint Owners and any Owner dies, we will pay the surviving Owners the death benefit. We will pay the amount on receipt of due proof of the Owner's death at our Customer Service Center. Such amount may be received in a single lump sum or applied to any of the Annuity Options (see Choosing an Income Plan). When the Owner (or all Owners where there are joint Owners) is not an individual, the death benefit will become payable on the death of the Annuitant prior to the Annuity Commencement Date (unless a Contingent Annuitant survived the Annuitant). Only one death benefit is payable under this Contract.
In all events, distributions under the Contract must be made as required by applicable law.

Spousal Continuation upon Death of Owner
If at the Owner's death, the surviving spouse of the deceased Owner is the Beneficiary, then such surviving spouse may elect to continue the Contract as their own pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of the U.S. Treasury Department rules for qualified plans.

How to Claim Payments to Beneficiary
We must receive proof of the Owner's (or the Annuitant's) death before we will make any payments to the Beneficiary. We will calculate the death benefit as of the date we receive due proof of death. The
Beneficiary should contact our Customer Service Center for instructions.

EXEMPTION OF BENEFITS

All payments of Benefits under this Contract will be made from our Customer Service Center. To the extent allowed by law, the Benefits will be free from creditor's claims or legal process.





















GA-IA-1070                         11                        6/00

                        CHOOSING AN INCOME PLAN
----------------------------------------------------------------------------

ANNUITY BENEFITS

If the Annuitant and Owner are living on the Annuity Commencement
Date, we will begin making payments to the Owner. We will make these payments under the Annuity Option (or Options) as chosen initially or as subsequently selected. You may choose or change an Annuity Option by making a written request at least 30 days prior to the Annuity Commencement Date. Unless you have chosen otherwise, Option 2 on a 10-year period certain basis will become effective. The amounts of the payments will be determined by applying the Accumulation Value adjusted by a Market Value Adjustment, if applicable, on the Annuity Commencement Date in accordance with the Annuity Options section below (see Payments We Defer). Surrender Charges will be waived. A Market Value Adjustment may apply if the Annuity Commencement Date is more than 30 days prior to the Maturity Date of the Guarantee Period.
Before we pay any Annuity Benefits, we require the return of this Contract. If this Contract has been lost, we require the applicable lost Contract form.

ANNUITY COMMENCEMENT DATE SELECTION

You select the Annuity Commencement Date. You may select any date following the first Contract Anniversary but before the required date of Annuity Commencement as shown in the Schedule. If you do not select a date, the Annuity Commencement Date will be in the month following the required date of Annuity Commencement.

FREQUENCY SELECTION

You may choose the frequency of the Annuity Payments. They may be monthly, quarterly, semi-annually or annually. If we do not receive written notice from you, the payments will be made monthly.

THE INCOME PLAN

While this Contract is in effect and before the Annuity Commencement Date, you may chose one or more Annuity Options for the payment of death benefit proceeds. If, at the time of the Owner's death, no Option has been chosen for paying the death benefit proceeds, the Beneficiary may choose an Option within one year. You may also elect an Annuity Option on surrender of the Contract for its Cash Surrender Value. For each Option we will issue a separate written agreement putting the Option into effect.

Our approval is needed for any Option where:
  (1) the person named to receive payment is other than the Owner or Beneficiary; or
  (2) the person named is not a natural person, such as a corporation; or
  (3) any income payment would be less than the minimum annuity income payment shown in the Schedule.

THE ANNUITY OPTIONS

There are three Options to choose from.  They are:

Option 1.  Income for a Fixed Period
Payment is made in equal installments for a fixed number of years.
The payment period cannot be more than 30 years nor less than 5 years. We guarantee each monthly payment will be at least the Income for Fixed Period amount shown in the Schedule. Values for annual, semiannual or quarterly payments are available on request.








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                  CHOOSING AN INCOME PLAN (continued)
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Option 2.  Income for Life
Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments continue until his or her death.

We guarantee each payment will be at least the amount shown in the Schedule. By age, we mean the named person's age on his or her nearest birthday before the Option's effective date. Amounts for ages not shown are available on request.

Option 3.  Joint Life Income
This Option is available if there are two persons named to receive payments. At least one of the persons named must be either the Owner or Beneficiary of this Contract. Monthly payments are guaranteed and are made as long as at least one of the named persons is living. The monthly payment amounts are available upon request. Such amounts are guaranteed and will be calculated on the same basis as the Table for Income for Life, however, the amounts will be based on two lives.

The minimum rates for Option 1 are based on 3% interest, compounded annually. The minimum rates for Options 2 and 3 are based on 3% interest, compounded annually, and the Annuity 2000 Mortality Table. We may pay a higher rate at our discretion.

PAYMENT WHEN NAMED PERSON DIES

When the person named to receive payment dies, we will pay any amounts still due as provided by the Option agreement. The amounts still due are determined as follows:
  (1) For Option 1 or for any remaining guaranteed payments in Option 2, payments will be continued.
  (2) For Option 3, no amounts are payable after both named persons have died.
































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                      OTHER IMPORTANT INFORMATION
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ENTIRE CONTRACT

This Contract, including any attached rider, endorsement, or amendment constitutes the entire Contract between you and us. All statements made by any Owner or any Annuitant will be deemed representations and not warranties.

SENDING NOTICE TO US

Whenever written notice is required, send it to our Customer Service Center. The address of our Customer Service Center is shown on the cover page. Please include your Contract number in all correspondence.

REPORTS TO OWNER

We will send you a report at least once during each Contract Year. The report will show the Accumulation Value and the Cash Surrender Value as of the end of the Contract processing period. The report will also show the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any information that may be currently required by the insurance supervisory official of the jurisdiction in which the Contract is delivered.

ASSIGNMENT - USING THIS CONTRACT AS COLLATERAL SECURITY

You can assign this Contract as collateral security for a loan or other obligation. This does not change the ownership. Your rights and any Beneficiary's right are subject to the terms of the assignment. To make or release an assignment, we must receive written notice satisfactory to us, at our Customer Service Center. We are not responsible for the validity of any assignment, including any tax consequences.

CHANGING THIS CONTRACT

This Contract may be changed to another annuity plan according to our rules at the time of the change.

CONTRACT CHANGES - APPLICABLE TAX LAW

We reserve the right to make changes in this Contract to the extent we deem it necessary to continue to qualify this Contract as an annuity. Any such changes will apply uniformly to all Contracts that are affected. You will be given advance written notice of such changes.

MISSTATEMENT OF AGE OR SEX

If an age or sex has been misstated, the amounts payable or benefits provided by this Contract will be those that the Premium Payment made would have bought at the correct age or sex.

NON-PARTICIPATING

This Contract does not participate in the divisible surplus of Golden
  American Life Insurance Company.













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                OTHER IMPORTANT INFORMATION (continued)
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PAYMENTS WE MAY DEFER

We may, at any time, defer payment of the Cash Surrender Value for up to six months after we receive a request for it. We will allow interest of at least 3.00% a year on any Cash Surrender Value payment derived from requests that we defer 30 days or more. If the applicable state law requires interest at a greater rate, we will pay the greater rate.

AUTHORITY TO MAKE AGREEMENTS

All agreements made by us must be signed by one of our officers. No other person, including an insurance agent or broker, can:
  (1)    change any of this Contract's terms;
  (2)    extend the time for Premium Payments; or
  (3)    make any agreement binding on us.

REQUIRED NOTE ON OUR COMPUTATIONS

We have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is delivered. The values are not less than those required by the law of that state or jurisdiction.






































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----------------------------------------------------------------------------
SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT
Annuity benefit payable at Commencement Date.  Death benefit payable in event of the Owner's death prior to Commencement Date. Benefits guaranteed if the Contract is held for a period equal to the current Guarantee Period. The Cash Surrender Values are based on a separate account Market Value Adjustment formula if the annuity is held for a shorter period.  CASH SURRENDER VALUES MAY INCREASE OR DECREASE BASED
ON THE MARKET VALUE ADJUSTMENT FORMULA.   Nonparticipating.





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